Exhibit 99.1

PVH Names Calvin Klein Global Brand President

Inditex executive Eva Serrano to lead Calvin Klein and unlock iconic brand’s global potential

NEW YORK--(BUSINESS WIRE) – Dec. 14, 2022– PVH Corp. (NYSE:PVH) today announced the appointment of Eva Serrano as Global Brand President, Calvin Klein. Serrano, a seasoned Inditex group veteran, will join the company in March 2023 and report to Stefan Larsson, CEO of PVH Corp.

Eva joins PVH and Calvin Klein with 20 years of leadership experience with Zara and the Inditex group. Serrano began her career in Europe, where she was part of the international commercial development for Zara Europe before assuming the International Commercial Director position for Asia Pacific and playing a key role in expanding growth in the region. She most recently served as President for Inditex Greater China, where she was responsible for leading that rapidly growing market. While at Inditex, her responsibilities spanned multiple brands, and she has experience across the entire retail value chain - product, marketing, consumer experience in stores and digital, as well as supply chain – affording her a true omni-channel marketplace view.

Mr. Larsson said, “Eva is a unique leader in the fashion and apparel sector and has proven experience within one of the most innovative and highest performing brand groups globally in our sector. She knows how to drive brand growth in global markets, how to connect with the consumer and what it takes to win across the marketplace. Eva also deeply understands the disruptive forces in our industry and how to connect a brand’s core value proposition to where the consumer is going. Her experience will be critical in unlocking Calvin Klein’s full global potential, and her appointment is an important next step in our continuing execution of the PVH+ Plan, our multi-year growth plan.”

Ms. Serrano said, “I am passionate about brands, the consumer and the fashion industry, and throughout my career developed the skills and experience to win in this increasingly competitive market. The opportunity to lead the iconic Calvin Klein brand and unlock its full potential across the world is a dream come true. I look forward to working with Stefan and the PVH and Calvin Klein teams to propel the next chapter of growth for the brand.”

Ms. Serrano has a Bachelor of Arts, Touristic Management from the GETA Business School in Spain and received a postgraduate degree from HKU Business School in Digital Social Media Marketing. In 2022, she completed both her Masters, Global Executive Program at Tsinghua University in China and the Advanced Management Leadership Program from the Säid Business School at the University of Oxford. In 2021, Ms. Serrano was recognized with the best Entrepreneurs Award Shanghai, China.

About PVH Corp.
PVH is one of the world's largest and most admired fashion companies, connecting with consumers in over 40 countries. Our global iconic brands include Calvin Klein and TOMMY HILFIGER. Our 140-year history is built on the strength of our brands, our team and our commitment to drive fashion forward for good. That's the Power of Us. That's the Power of PVH.

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Lauren McClain communications@pvh.com